FORM 4                                     OMB APPROVAL

|_|Check this box if no longer                     OMB Number:      3235-0287
subject to Section 16. Form 4 or                   Expires:  January 31, 2005
Form 5 obligations may continue.                   Estimated average burden
See Instruction 1(b).                              hours per response...0.5
--------------------------------                   --------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                   Filed pursuant to Section 16(a) of the
    Securities Exchange Act of 1934, Section 17(a) of the Public Utility
             Holding Company Act of 1935 or Section 30(h) of the
                       Investment Company Act of 1940

                          (Print or Type Responses)

-----------------------------------------   --------------------------------------------   ---------------------------------------
1.  Name and Address of Reporting Person*   2.  Issuer Name and Ticker or Trading Symbol   6.  Relationship of Reporting Person(s)
                                                                                               to Issuer (Check all applicable)
                                                                                               [ ]  Director        [ ]  10% Owner
    Cogswell      W.            Cleveland       Abington Bancorp, Inc. (ABBK)                  [X]  Officer (give title below)
-----------------------------------------   -------------------   ----------------------       [ ]  Other (specify below)
    (Last)        (First)       (Middle)    3.  I.R.S. Identi-    4.  Statement for        Senior Vice President, Retail Banking
                                                fication Number       Month/Day/Year       ---------------------------------------
    9 Chapin Road                               of Reporting          4/24/03              7.  Individual or Joint/Group Filing
-----------------------------------------       Person, if an     ----------------------       (Check Applicable Line)
    (Street)                                    entity            5.  If Amendment,        [X] Form filed by One Reporting Person
                                                (Voluntary)           Date of Original     [ ] Form filed by More than One
                                                                      (Month/Day/Year)         Reporting Person
    Newton            MA        02459
-----------------------------------------   -------------------   ----------------------   ---------------------------------------
    (City)            (State)   (Zip)

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

__________________________________________________________________________________________________________________________________
1. Title of Security |2. Trans-  |2A. Deemed  |3. Trans- |4. Securities Acquired (A) |5. Amount of   |6. Ownership  |7. Nature of
   (Instr. 3)        |   action  |    Execu-  |   action |   or Disposed of (D)      |   Securities  |   Form:      |   Indirect
                     |   Date    |    tion    |   Code   |   (Instr. 3, 4 and 5)     |   Beneficially|   Direct (D) |   Beneficial
                     |           |    Date, if|   (Instr.|                           |   Owned       |   or In-     |   Ownership
                     |           |    any     |   8)     |                           |   Following   |   direct (I) |   (Instr. 4)
                     |   (Month/ |    (Month/ |          |                           |   Reported    |   (Instr. 4) |
                     |   Day/    |    Day/    |__________|___________________________|   Transactions|              |
                     |   Year)   |    Year)   |Code    V |  Amount    (A)or    Price |   (Instr. 3   |              |
                     |           |            |          |             (D)           |   and 4)      |              |
__________________________________________________________________________________________________________________________________
                     |           |            |          |                           |               |              |
__________________________________________________________________________________________________________________________________
                     |           |            |          |                           |               |              |
__________________________________________________________________________________________________________________________________
                     |           |            |          |                           |               |              |
__________________________________________________________________________________________________________________________________
                     |           |            |          |                           |               |              |
__________________________________________________________________________________________________________________________________
                     |           |            |          |                           |               |              |
__________________________________________________________________________________________________________________________________

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

__________________________________________________________________________________________________________________________________
1.Title of |2.Conver-|3.Trans-|3A.Deemed|4.Trans-|5.Number of |6.Date Exer-|7.Title and Amount|8.Price |9.Number |10.Own-|11.Nature
Derivative |sion or  |action  |Execution|action  |Derivative  |cisable and |of Underlying Se- |of Deri-|of Deriv-|ership |of In-
Security   |Exercise |Date    |Date, if |Code    |Securities  |Expiration  |curities          |vative  |ative    |Form of|direct
(Instr. 3) |Price of |(Month  |any      |(Instr. |Acquired (A)|Date        |(Instr. 3 and 4)  |Security|Securi-  |Deriva-|Benefi-
           |Deri-    |Day/    |(Month/  |8)      |or Disposed |(Month/Day  |                  |(Instr. |ties     |tive   |cial
           |vative   |Year)   |Day/Year)|        |of (D)      |Year)       |                  |5)      |Bene-    |Securi-|Owner-
           |Security |        |         |        |(Instr. 3,  |            |                  |        |ficially |ty: Di-|ship
           |         |        |         |        |4 and 5)    |            |                  |        |Owned    |rect   |Instr.
           |         |        |         |        |            |            |                  |        |Follow-  |(D)    |4)
           |         |        |         |        |            |            |                  |        |ing      |or In- |
           |         |        |         |________|____________|____________|__________________|        |Reported |direct |
           |         |        |                  |            |Date        |                  |        |Trans-   |(I)    |
           |         |        |         |        |            |Exer- Expir-|        Amount or |        |action(s)|(Instr.|
           |         |        |         |        |            |cis-  ation |        Number of |        |(Instr.  |4)     |
           |         |        |         |Code  V | (A)    (D) |able  Date  |Title   Shares    |        |4)       |       |
__________________________________________________________________________________________________________________________________
Stock      |         |        |         |        |            |            |                  |        |         |       |
Option     |         |        |         |        |            |            |                  |        |         |       |
(right to  |         |        |         |        |            |            |                  |        |         |       |
buy)       | $20.76  |04/24/03|         | A      |7,500       |(1) 04/24/13|Common  7,500     |        |  7,500  |   D   |
__________________________________________________________________________________________________________________________________
           |         |        |         |        |            |            |                  |        |         |       |
__________________________________________________________________________________________________________________________________
           |         |        |         |        |            |            |                  |        |         |       |
__________________________________________________________________________________________________________________________________
           |         |        |         |        |            |            |                  |        |         |       |
__________________________________________________________________________________________________________________________________
           |         |        |         |        |            |            |                  |        |         |       |
__________________________________________________________________________________________________________________________________

Explanation of Responses:

<F1>  The stock options vest in three equal installments beginning
      April 24, 2004.

                           /s/  W. Cleveland Cogswell          May 2, 2003
                           _________________________________   _______________
                           **  Signature of Reporting Person        Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*          If the form is filed by more than one reporting person, see
           Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.